Exhibit 99.1

For Immediate Release

Schneider Electric finalizes Acquisition of American Power Conversion, Creating a Worldwide

Leader in Critical Power and Cooling

Rueil-Malmaison, France and West Kingston, R.I., February 14th, 2007 – Schneider Electric (Euronext: SCHN) announced today the completion of the acquisition of American Power Conversion Corporation (Nasdaq: APCC) (APC) following satisfaction of the closing conditions of the merger agreement.

The combination of APC and MGE UPS SYSTEMS creates a worldwide leader in the critical power and cooling services market, offering the widest set of products, solutions and services. The combined operations have well balanced geographical positions, strong innovation capabilities and unparalleled access to market channels.

Under the terms of the acquisition, each share of APC common stock is converted to the right to receive US$31.00 in cash. The total amount to be paid in cash to APC shareholders represents approximately US$6.1billion in exchange for all outstanding shares of APC. Trading in APC’s common stock on the Nasdaq Global Select Market will cease at the end of trading hours on Wednesday, February 14, 2007.

“The combination of APC and MGE will generate value for our customers through a large choice of tailored solutions, a global services network and a large technical expertise. It will also enhance value creation for our shareholders by leveraging the complementary characteristics of both companies and extracting synergies,” noted Jean-Pascal Tricoire, President and CEO of Schneider Electric. “We are now ready to greatly strengthen Schneider Electric in the fast growing segment of Critical Power and Cooling and we are extremely confident in the combined talents of the APC and MGE people to achieve this.”

“The APC team is excited to join with Schneider Electric and MGE UPS SYSTEMS. Together, our focus on the customer and on innovation will be stronger than ever as we partner with our worldwide customers to help them solve unprecedented powering and cooling challenges,” said Rob Johnson, former President and Chief Executive Officer of APC.

“APC and MGE within Schneider Electric is a powerful combination, offering our customers the largest choice of solutions and services, bringing together the broadest service organization, the industry’s best known brands and the strongest technologies,” commented Claude Graff, President of MGE UPS SYSTEMS.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) (APC) is a leading provider of global, end-to-end solutions for real-time infrastructure. APC’s comprehensive products and services for home and corporate environments improve the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes. APC offers a wide variety of products for network-critical physical infrastructure including InfraStruXure®, its revolutionary architecture for on-demand data centers, as well as physical threat management products through the company’s NetBotz® division. These products and services help companies increase the availability and reliability of their IT systems. Headquartered in West Kingston, Rhode Island, APC reported sales of $2 billion for the year ended December 31, 2005, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company. All trademarks are the property of their respective owners.

About MGE UPS SYSTEMS

MGE UPS SYSTEMS, a subsidiary of Schneider Electric, is a world leader for intelligent power protection solutions for business continuity. MGE’s offer is designed to provide its customers with total protection throughout the lifetime of their mission-critical installations. It includes the MGE PowerServicesTM program, the largest factory-direct service organization in the world, a full range of equipment: uninterruptible power supplies, static transfer switches, harmonic filters, and advanced power management solutions. MGE’s 3500 experts and their partners guarantee the excellence of MGE UPS SYSTEMS products and services in more than 100 countries.

MGE UPS SYSTEMS has received the Frost & Sullivan “UPS Company of the year” in 2005 & 2006. www.mgeups.com

About Schneider Electric

Schneider Electric is the world’s power and control specialist. Through its world-class brands, Merlin Gerin, Square D and Telemecanique, Schneider Electric anticipates and satisfies its customers’ requirements in the residential, building, industry and energy and infrastructure markets. With 105,000 employees and operations in 190 countries, Schneider Electric generated sales of €13.7 billion in 2006 through 15,000 distributor outlets. www.schneider-electric.com

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Forward-looking statements

This document may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of Schneider Electric or American Power Conversion and the information contained in this release. These factors include the inability to integrate successfully American Power Conversion within Schneider Electric or to realize synergies from such integration; costs related to the acquisition of American Power Conversion; the economic environment of the industries in which Schneider Electric and American Power Conversion operate; and other risk factors discussed in Schneider Electric’s public reports registered with Autorité des Marchés Financiers and in American Power Conversion’s public reports filed with the SEC. Schneider Electric and American Power Conversion assume no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

For more information contact:

APC:

Investor Relations: Debbie Hancock, APC director, investor relations, Tel: (800) 788 2208, ext. 2994, debbie.hancock@apcc.com

Media: Chet Lasell, APC public relations director, Tel: (800) 788 2208, ext. 2693, chet.lasell@apcc.com

Schneider Electric:

Investor Relations: Alexandre Brunet, Tel: +33 (0)1 41 29 70 71, Fax: +33 (0)1 41 29 71 42

Media: Véronique Moine, Tel: +33 (0)1 41 29 70 76

DGM: Michel Calzaroni, Olivier Labesse, Tel: +33 (0)1 40 70 11 89